Exhibit 99.1

Ekso Bionics Reports Third Quarter 2019 Results

RICHMOND, Calif., October 30, 2019 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended September 30, 2019.

Recent Highlights and Accomplishments

•	30% increase in third quarter 2019 revenues to $3.3 million, compared to $2.6 million for the same period of 2018.

•	Record quarterly EksoHealth revenues of $3.0 million in the third quarter 2019, an increase of 71% compared to $1.7 million for the same period of 2018.

•	Record quarterly gross margins of approximately 53% in the third quarter of 2019, compared to 42% in the same period of 2018.

•	Total operating expenses decreased by 23% to $5.5 million in the third quarter of 2019, compared to $7.2 million in the same period of 2018.

•	Cash used in operating activities decreased to $14.3 million in the nine months ended September 30, 2019, compared to $17.0 million in the first nine months of 2018.

•	Unveiled the EksoNR, the next generation EksoGT, an intuitive exoskeleton device developed for neurorehabilitation, in August 2019.

•	Booked a total of 23 EksoGT and EksoNR units in the third quarter of 2019, two of which were rental units and seven of which were previously rented units that were converted to sales.

•	Expect to qualify China joint venture (JV) partner as a manufacturer for Ekso industrial products in the fourth quarter of 2019, with shipments expected to start in the first quarter of 2020.

“The solid year-over-year sales growth achieved in the third quarter reflects the success of our commercial strategy and the strategic value of our rental-to-sale program, which continues to yield strong conversion rates,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “The recent introduction of the EksoNR underscores our commitment to innovation, and reflects our dedication to helping customers provide better quality care to their patients. This exciting product introduction follows the successful launch of the EksoUE, which is currently in trials with several of our key customers. Additionally, we are pleased with the progress of our China JV and expect to begin industrial shipments in the first quarter of 2020. As we have stated in the past, we believe that we can best serve patients, customers and our shareholders by remaining focused on providing superior customer service, driving continued sales growth and optimizing our cost structure.”

Third Quarter 2019 Financial Results

Revenue was $3.3 million for the quarter ended September 30, 2019, compared to $2.6 million for the same period in 2018. Revenue in the third quarter of 2019 included approximately $3.0 million in EksoHealth revenue, an increase of 71% compared to $1.7 million in the same period in 2018, and $0.3 million in EksoWorks sales, compared to $0.8 million in the same period in 2018. The Company booked a total of 23 EksoGT and EksoNR units in the third quarter of 2019, including two rental units.

Gross profit for the quarter ended September 30, 2019 increased by more than 60% to $1.8 million, compared to $1.1 million in the same period in 2018, representing a record gross margin of approximately 53% in the third quarter of 2019, compared to a gross margin for the same period in 2018 of 42%. The overall increase in gross margin is primarily due to higher average selling prices and lower production costs of the Company’s EksoGT and EksoNR devices.

Sales and marketing expenses for the quarter ended September 30, 2019 were $2.8 million, compared to $3.1 million for the same period in 2018, a decrease of $0.3 million, or approximately 10%. The decrease was primarily due to lower general marketing and trade show expenses, a decrease in clinical trial activities and the absence of amortization expense related to intangible assets.

Research and development expenses for the quarter ended September 30, 2019 were $1.1 million, compared to $1.3 million for the same period in 2018. The decrease was primarily due to lower patent and licensing costs.

General and administrative expenses for the quarter ended September 30, 2019 were $1.6 million, compared to $2.8 million for the same period in 2018, a decrease of $1.2 million, or approximately 43%. The decrease was primarily due to the absence of a one-time related severance and related expenses associated with the departure of the Company’s former chief financial officer, lower external consulting and legal expenses, and lower compensation costs from reduced headcount.

Gain on warrant liabilities for the quarter ended September 30, 2019 was $4.4 million due to the revaluation of warrants issued in 2015 and 2019, compared to a $0.7 million loss associated with the revaluation of warrants issued in 2015 for the same period in 2018.

Net income applicable to common stockholders for the quarter ended September 30, 2019 was $0.2 million, or $0.00 per basic and diluted share, compared to net loss of $7.0 million, or $0.11 per basic and diluted share, for the same period in 2018.

Nine months ended September 30, 2019

Revenue for the nine months ended September 30, 2019 increased by 27% to $10.2 million, which includes approximately $8.6 million in EksoHealth revenue and $1.5 million in EksoWorks revenue, compared to $8.0 million in revenue for the same period in 2018. The increase in revenue for the 2019 period is primarily due to a higher volume of EksoGT and EksoNR sales.

Gross profit for the nine months ended September 30, 2019 increased by 74% to approximately $4.9 million, representing a gross margin of approximately 48%. This compares to gross profit of $2.8 million for the same period in 2018, representing a gross margin of 35%. The increase was primarily due to higher average selling prices and lower production costs of EksoGT and EksoNR devices.

Sales and marketing expenses were $8.7 million for the nine months ended September 30, 2019, compared to $10.9 million for the same period in 2018, a decrease of $2.2 million. The decrease was primarily due to lower general marketing and trade show expenses, a decrease in clinical trial activities and the absence of amortization expense related to intangible asset and one-time severances and related costs.

Research and development expenses were $4.0 million for the nine months ended September 30, 2019, compared to $4.5 million in the same period in 2018, a decrease of $0.4 million.

General and administrative expenses were $6.0 million for the nine months ended September 30, 2019, compared to $9.4 million in the same period in 2018, a decrease of $3.3 million. The decrease was primarily due to an absence of a one-time severance associated with the departures of the Company’s former chief financial officer and chief executive officer, lower external consulting and legal costs and lower compensation costs from reduced headcount.

Gain on warrant liabilities for the nine months ended September 30, 2019 was $6.0 million due to the revaluation of warrants issued in 2015 and 2019, compared to a $0.2 million loss associated with the revaluation of warrants issued in 2015 for the same period in 2018.

Net loss applicable to common stockholders for the nine months ended September 30, 2019 was $9.4 million, or $0.13 per basic and diluted share, compared to $22.9 million, or $0.38 per basic and diluted share, for the same period in 2018.

Cash on hand at September 30, 2019 was $8.1 million, compared to $7.7 million at December 31, 2018. For the nine months ended September 30, 2019, the Company used $14.3 million of cash in operations, compared to $17.0 million for the same period in 2018.

Conference Call

Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers, using Conference ID: 13695320. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and expectation of management for future operations, including management’s expectation for qualification and shipment of products by the China JV, (ii) the adoption and market awareness of the Company’s products, (iii) the Company's plans for research and development and customer service and satisfaction, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months ended September 30, 2019, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 that are required to be included therein, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing organization or partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, regulatory intervention resulting in the inability of the Company to execute its strategic plans, the Company's failure to implement the Company's business plans or strategies and the Company’s failure to meet the listing requirements of the Nasdaq Capital Market. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com

Media Contact:

Carrie Yamond Mas

917-371-2320

cmas@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Revenue	3,319	2,550	10,197	8,036
Cost of revenue	1,569	1,467	5,288	5,217
Gross profit	1,750	1,083	4,909	2,819

Operating expenses:
Sales and marketing	2,818	3,106	8,666	10,892
Research and development	1,149	1,282	4,032	4,479
General and administrative	1,593	2,785	6,030	9,350
Change in fair value, contingent consideration	(20)	4	(19)	(11)
Total operating expenses	5,540	7,177	18,709	24,710

Loss from operations	(3,790)	(6,094)	(13,800)	(21,891)

Other income (expense), net:
Interest expense	(88)	(145)	(316)	(469)
Gain (loss) on warrant liability	4,430	(681)	6,045	(162)
Loss on modification of warrants	-	-	(257)	-
Warrant issuance expense	-	-	(706)	-
Other income (expense), net	(346)	(63)	(377)	(338)
Total other income (expense), net	3,996	(889)	4,389	(969)

Net income (loss)	$206	$(6,983)	$(9,411)	$(22,860)

Basic and diluted net loss per share	$-	$(0.11)	$(0.13)	$(0.38)

Weighted average number of shares of common
stock, basic	74,938	61,381	70,263	60,721

Weighted average number of shares of common
stock outstanding, diluted	74,951	61,381	70,263	60,721

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	September 30,	December 31,
	2019	2018
Assets	(unaudited)
Current assets:
Cash	$8,058	$7,655
Accounts receivable, net	5,206	3,660
Inventories, net	3,342	3,371
Prepaid expenses and other current assets	428	281
Total current assets	17,034	14,967
Property and equipment, net	1,723	2,365
Right-of-use asset	1,174	0
Goodwill	189	189
Other assets	172	134
Total assets	$20,292	$17,655
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	1,362	3,156
Accrued liabilities	2,589	3,541
Deferred revenues, current	1,398	1,102
Note payable, current	2,333	2,333
Lease liabilities, current	405	0
Total current liabilities	8,087	10,132
Deferred revenue	1,846	1,495
Note payable, net	972	2,648
Lease liabilities	818	0
Warrant liabilities	2,131	585
Other non-current liabilities	17	67
Total liabilities	13,871	14,927
Stockholders' equity:
Common stock	75	63
Additional paid-in capital	186,629	173,903
Accumulated other comprehensive loss	274	(92)
Accumulated deficit	(180,557)	(171,146)
Total stockholders' equity	6,421	2,728
Total liabilities and stockholders' equity	$20,292	$17,655